Exhibit 10.3
FORM OF
CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
2026 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Award Agreement”)

This Performance Share Unit Award (the “Award”) is granted as of [Grant Date:Month DD, YYYY] by Charles River Laboratories International, Inc. (the “Company”) to [Participant Name:First Name Last Name] (the “Participant”) on the terms and conditions as set forth in this Award Agreement and in the 2026 Long-Term Incentive Plan (as amended from time to time, the “Plan”). All capitalized terms used herein shall have the meaning specified in the Plan, unless another meaning is specified herein.
In accordance with this grant, and as a condition thereto, the Company agrees as follows: SECTION 1.    Performance Share Unit Award; Performance Period; Date of Grant.
Target Award: [Granted:Target] Performance Share Units (the “Target Award”)
    Performance Period: [Start Date Through End Date] (the “Performance Period”)
Date of Grant: [Grant Date:Month DD, YYYY]
SECTION 2.    Nature of Award. The Target Award represents the opportunity to receive a future payment equal to a number of shares of Company common stock, par value $0.01 per share (the “Performance Shares”), to be delivered in the form of unrestricted common stock, as are earned in accordance with Section 3 and Section 4 of this Award Agreement.

SECTION 3.    Determination of Number of Shares Earned. The number of Performance Shares earned as of the end of the Performance Period, if any, shall be determined as follows (subject to the Participant’s continued employment through [End of Performance Period], except as provided under Section 5):

# of Shares = # Target Award x EPS Payout Percentage x TSR Payout Percentage

For purposes of this Award Agreement:

“# Target Award” means the number of Performance Share Units comprising the Target Award in Section 1, above.

“EPS Payout Percentage” means the percentage multiplier as determined in the table below:

        [EPS Payout Percentage Table with Performance Levels + Calculation Details]
        [Definitions Related to EPS Payout Percentage Table Above]

“TSR” means Total Shareholder Return, which is the share price appreciation of any particular company’s publicly traded common stock plus dividends accrued, as measured during the Performance Period. The starting and ending points for calculating a company’s 3-year TSR are the average closing stock price of the common stock for the twenty (20) trading days prior to the start or end date of the Performance Period, as applicable. For purposes of clarity, any dividends will be accrued as cash, summing all dividends over the Performance Period.

[YYYY] Non-GAAP EPS Target Adjustment Mechanism. The Non-GAAP EPS Target may be adjusted by the Administrator in good faith to prevent dilution or enlargement of benefits to the Participant, by remaining consistent with the original intentions of the Administrator and the Company when the Non-GAAP EPS Target was initially established, to reflect, in the sole determination of the Administrator, the impact (but without duplication) of the closing and consummation of any material acquisition or disposition (the “Closing”) that occurs prior to the end of fiscal year [YYYY]. In making any such adjustment, the Administrator shall rely on, among other things, the Company’s financial plan, budget or other planning model, including any analyses or

Exhibit 10.3
valuations prepared in connection with or underlying the information contained in such financial plan which accounts for such material acquisition and/or disposition and is approved by the Company’s Board of Directors. Any such adjustment to the Non-GAAP EPS Target shall be determined within 60 days of the applicable Closing and such adjustment shall be promptly disclosed in writing to the participant.

“TSR Payout Percentage” means the percentage multiplier as determined in the table below:

            [TSR Payout Percentage Table + Calculation Details]

“Relative 3-year TSR Percentile” means the comparative percentile of the Company’s 3-year TSR as compared to the TSRs for the companies in the Peer Group.

“Peer Group” means the selected companies as determined by the Compensation Committee of the Board of Directors prior to the award; provided, however, that the Peer Group shall include only those companies that remain on the list, based on continuing to meet the qualifications originally established for companies to be selected for the list, at the end of the Performance Period. By way of clarity, but not intended to address all circumstances:

-If a member of the Peer Group is acquired by another company, the acquired Peer Group company will be removed from the Peer Group for the entire Performance Period.
-If a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of such company’s total assets during the Performance Period.
-If a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Period.
-If a member of the Peer Group is delisted on all major stock exchanges, such delisted company will be removed from the Peer Group for the entire Performance Period.

-If the Company and/or any member of the Peer Group split its stock or declare a distribution of shares, such company’s TSR performance will be adjusted for the stock split or share distribution so as not to give an advantage or disadvantage to such company by comparison to the other companies.

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-Members of the Peer Group that file for bankruptcy, liquidation or reorganization during the Performance Period will remain in the Peer Group positioned below the lowest performing non-bankrupt member of the Peer Group in reverse chronological order by bankruptcy date (except to the extent such member of the Peer Group is removed pursuant to another of the circumstances above).

In addition, the Compensation Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected.

The total “# of Shares” earned shall be determined by the Compensation Committee of the Board of Directors of the Company (the “Administrator”) in its sole discretion based on the formula set out above in this Section 3. The Payout Percentage may be as low as 0%, or as high as 200%. The Administrator shall make the determination of the EPS Payout Percentage at a meeting of the Administrator to occur in the first calendar quarter of fiscal [YYYY], and shall make the determination of the # of Shares at a meeting of the Administrator to occur in the first calendar quarter of fiscal year [YYYY]; provided, however, that the Administrator has the discretion to make such determination and/or grant of # of Shares at such time or times as it deems acceptable in the sole discretion of the Administrator.

SECTION 4.    Payment of Performance Shares. The Performance Shares payable to a Participant as determined by the Payout Percentage calculated pursuant to Section 3 shall be as follows:

•    100% of the Performance Shares will be paid in the form of common stock of the Company (without any restrictions thereupon).

The Company shall not be required to issue any fractional Performance Shares pursuant to this Award Agreement, and the Compensation Committee shall round fractions down.

SECTION 5.    Termination of Employment.

(a)If the Participant’s employment with the Company is terminated by the Company or by the Participant prior to the end of the Performance Period (other than by the death or Disability of the Participant or by virtue of the Participant’s Full Career Retirement), the Performance Award shall be forfeited in its entirety.

(b)If the Participant’s employment with the Company is terminated by reason of death or Disability prior to the end of the Performance Period, the Performance Award shall be reduced pro rata based on the number of months remaining in the performance period after the month of such employee’s death or Disability. The percentage of the reduced Performance Award to be distributed to such employee shall be determined by the Administrator (i) on the basis of the performance levels established for such award (including the minimum performance level) and the performance level achieved through the end of the fiscal year during which such employee became died or became Disabled and (ii) in the discretion of the Administrator, on the basis of individual performance during the applicable period. Such Final Awards will immediately vest and be paid as promptly as practicable..

(c)If the Participant’s employment with the Company is terminated by virtue of a Full Career Retirement, the Performance Shares shall continue to vest as they would have absent an employment termination, subject to the Participant’s continued compliance with the restrictions set forth in Section 6, and the number of Performance Shares earned as of the end of the Performance Period shall be determined in accordance with Section 3 and will be paid to the Participant at the time they would have been paid absent an employment termination.

For purposes of this Award Agreement:

“Full Career Retirement” means the Participant’s termination of employment from the Company and its subsidiaries and/or affiliates, other than for cause, on or after such time that the Participant has become Retirement Eligible.

“Retirement Eligible” means that the Participant (i) has attained age 55, (ii) has a minimum of 10 years of service with the Company and its subsidiaries and/or affiliates (such service only to have deemed to have commenced at such time as such subsidiary and/or affiliate became a subsidiary and/or affiliate of the Company), (iii) the numerical sum of the Participant’s age and years of service (as calculated pursuant to clause (ii) above) is equal to at least 70,
(iv) the Participant has given notice, in form satisfactory to the Company, to the Chief People Officer of the Company (or, if the Participant is the Chief People Officer, to the Chief Executive Officer) of his or her intent to retire specifying the exact intended date of retirement (provided that prior to such notice the Company had not already given notice to the Participant that he or she would be terminated), and remained employed by the Company until the earlier of (a)

Exhibit 10.3
the one year anniversary of the date of such notice or (b) the date on which the Employee experienced a termination of employment due to death or disability or was terminated by the Company without cause and (v) at the time the Participant gave such notice to the Company he or she also provided the Company a signed acknowledgement, in a form satisfactory to the Company, reaffirming the covenants set forth in Section 6.

(d)For purposes of the Plan and the Award Agreement, a transfer of employment from the Company to any subsidiary of the Company or vice versa, or from one subsidiary to another, shall not be considered a termination of employment.

SECTION 6.    Retirement Restrictions. For the period beginning on the date of the Participant’s Full Career Retirement and ending on the date on which the Award would have become fully vested absent a termination of employment (the “Restricted Period”), the Participant shall not, directly or indirectly, without the prior written consent of the Company, render services as an employee, consultant, director, partner or otherwise to any person, entity, division, subsidiary or subgroup whose primary business activity is in competition with the Company’s business, or (2) assist with the creation of (a) any entity whose primary business activity is in competition with the Company’s business, or (b) any division, subsidiary or subgroup of an entity whose primary business activity is in competition with the Company’s business. Nothing herein shall prohibit the Participant from pursuing employment with any corporation or entity engaged substantially in the discovery or development of pharmaceuticals or medical devices as long as such company also manufactures, markets and sells such products. THE PARTICIPANT ACKNOWLEDGES AND UNDERSTANDS THAT THIS SECTION MAY AFFECT THE PARTICIPANT’S RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO EMPLOYMENT BY THE COMPANY AND THAT THE RESTRICTIONS CONTAINED HEREIN ARE SEPARATE AND APART AND IN ADDITION TO ANY SIMILAR RESTRICTIONS, NON-COMPETE OR OTHERWISE, THAT THE PARTICIPANT MAY BE SUBJECT TO PURSUANT ANY OTHER AGREEMENT WITH THE COMPANY OR ANY OF ITS AFFILIATES.

SECTION 7.    Tax Withholding. Pursuant to paragraph 4.a.(6) of the Plan, the Administrator shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local or other taxes required by applicable law to be withheld with respect to payment of the Award.

SECTION 8.    No Employment Commitment; Rights as a Shareholder. Nothing herein contained or contained in the Plan shall be deemed to be or constitute an agreement or commitment by the Company to continue to employ the Participant for the period within which this Award may be earned or exercised. The Participant acknowledges and agrees that his or her employment with the Company shall remain on an “at will” basis and that the Company may terminate the employment of the Participant with or without cause at any time. The Participant shall have no rights as a shareholder with respect to the Performance Share Units subject to the Award until the shares with respect to the Award have been issued.

SECTION 9.    Limitation of Rights; Dividend Equivalents. Prior to the receipt of shares of Common Stock as outlined above, Participant shall not have (i) any rights of ownership of the shares of Common Stock subject to the Performance Share Units before the issuance of such shares, (ii) any right to vote such shares, or (iii) the right to receive any cash dividends paid on shares underlying Performance Share Units if and when cash dividends are paid to shareholders of the Company.

SECTION 10. Transferability. This Performance Award is not transferable by the Participant otherwise than by will or the laws of descent and distribution.

SECTION 11. Ratification of Actions. By accepting the Award or other benefit under the Plan, the Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated the Participant’s acceptance and ratification of, and consent to, any action taken under the Plan or the Award by the Company, the board or the Administrator. All decisions or interpretations of the Company, the Board and the Administrator upon any questions arising under the Plan and/or this Award Agreement shall be binding, conclusive and final on all parties. In the event of any conflict between any provision of the Plan and this Award Agreement, the terms and provisions of the Plan shall control.

SECTION 12. Notices. Any notice hereunder to the Company shall be addressed to its office, 251 Ballardvale Street, Wilmington, MA 01887, Attention: Corporate Executive Vice President & Chief People Officer, and any notice hereunder to the Participant shall be addressed to him or her at the address specified on the Award Agreement, subject to the right of either party to designate at any time hereafter in writing some other address.

SECTION 13. Entire Agreement; Governing Law. The Plan and this Award Agreement constitute the entire

Exhibit 10.3
agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that is materially adverse to your interest except by means of a writing signed by the Company and you. This Award Agreement is governed by the internal substantive laws but not the choice of law rules of the Commonwealth of Massachusetts.
YOU ARE HEREBY INFORMED THAT THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN, A COPY OF WHICH IS ATTACHED HERETO. YOU ARE HEREBY INFORMED THAT ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT ARE FINAL, BINDING AND CONCLUSIVE.

SECTION 14. Financial Statements. The Company’s most recent Annual Report to Shareholders containing the Company’s audited financial statements for the last three (3) years and its Annual Report on Form 10-K is available on the Company’s website at http://www.criver.com.

SECTION 15. Recoupment. Shares awarded under this Award Agreement are subject to recoupment in accordance with the Company’s Corporate Governance Guidelines, as may be revised from time to time, and/or any other so-called recoupment, clawback or similar policy that may be approved by the Board of Directors of the Company or any committee thereof.

SECTION 16. Adjustments; Effect of Certain Transactions. The number of Shares covered by the Performance Share Units shall be adjusted as set forth in Section 5 of the Plan to reflect dividends or other distributions, recapitalizations, stock splits, reverse stock splits, reorganizations, mergers, consolidations, split-ups, spin-offs, combinations, repurchases or exchanges. In the event of a Change in Control “double trigger event” (as defined in the Plan) where the change in control occurs (A) on or prior to [MONTH DD, YYYY], the # of Shares shall be deemed to be equal to the # Target Award and (B) after [MONTH DD, YYYY] and prior to [MONTH DD, YYYY], the # of Shares shall be deemed to be equal to the product of the # Target Award x EPS Payout Percentage.

SECTION 17. Section 409A of the Code. This Award is intended to be excepted from coverage under and/or comply with Section 409A of the Internal Revenue Code, as amended (the “Code”) and shall be administered, interpreted and construed accordingly. The Company may, in its sole discretion and without Participant’s consent, modify or amend the terms of this Award Agreement, impose conditions on the timing and effectiveness of the issuance of the Performance Share Units, and/or take any other action it deems necessary to cause this Award Agreement to be exempted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted). Notwithstanding, Participant recognizes and acknowledges that Section 409A may affect the timing and recognition of payments due hereunder, and may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible. In order to minimize the application of Section 409A of the Code, the Company will deliver the Performance Shares, if any, to the Participant, between January 1, [YYYY] and March 15, [YYYY], or, if earlier, in the year following the Participant’s death. If the Company considers the Participant to be one of its “specified employees” and the Participant is a U.S. taxpayer, in each case, at the time of his or her “separation from service” (as such terms are defined in the Code) from the Company, no conversion specified hereunder shall occur prior to the expiration of the six-month period measured from the date of the Participant’s separation from service from the Company to the extent required to comply with Section 409A of the Code.

SECTION 18. Provisions of the Plan. This Award is subject to the terms and provisions of the 2026 Long-Term Incentive Plan, as amended, a copy of which is attached hereto and additional copies of which are available upon request by Participant. Information about the Plan is also included in the Prospectus for the Plan, which is available on the Company’s Intranet site.

IN WITNESS WHEREOF, and by the signatures of the Participant and a duly authorized officer of the Company below, the Participant and the Company agree that this Award Agreement is granted under and governed by the terms and conditions of the Charles River Laboratories International, Inc. 2026 Long-Term Incentive Plan, as amended from time to time, and the terms and conditions contained herein, as well as such administrative regulations and the Compensation Committee may adopt from time to time.
CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
By: _/s/Victoria Creamer____________            By: [Participant Name:First Name Last Name]
Victoria Creamer
CEVP & Chief People Officer
                         DATE: ________________________________
DATE: [Grant Date:Month DD, YYYY]